EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-203840 of Ashland Global Holdings Inc. of our reports dated June 17, 2016, with respect to the statements of net assets available for benefits of the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the International Specialty Products Inc. 401(k) Plan (the “ISP 401(k) Plan”) and the Ashland Inc. Union Employee Savings Plan (the “Union Employee Savings Plan”) respectively as of December 31, 2015 and 2014, the respective related statements of changes in net assets available for benefits for the year ended December 31, 2015, and the respective related supplemental schedules of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2015, which reports appear in the respective December 31, 2015 annual reports on Form 11-K of the Employee Savings Plan, the ISP 401(k) Plan and the Union Employee Savings Plan.

Lexington, Kentucky

September 20, 2016